Executive EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement"), dated as of December ___, 2009 is made by and between CyberSource Corporation, a Delaware corporation, (the "Company") and Michael A. Walsh (the "Executive").

WHEREAS, the Executive currently serves as Senior Vice President, Worldwide Sales of the Company; and

WHEREAS, the Company desires to promote the Executive to the position of President and Chief Executive Officer, effective as of January 1, 2010 (the "Commencement Date"), and Executive desires to accept such promotion.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements as set forth above and hereinafter contained, the Company and the Executive do hereby agree as follows:

    Employment Period; No Conflicts.

      Upon the terms and subject to the conditions of this Agreement, the Company hereby promotes the Executive from Senior Vice President, Worldwide Sales to President and Chief Executive Officer, and the Executive hereby accepts such promotion and continued employment with the Company, for the period commencing on the Commencement Date and ending on the date that either the Company or the Executive terminates this Agreement pursuant to Section 4 below. The period during which the Executive is employed hereunder is referred to hereinafter as the "Employment Period".

      The Executive represents and covenants that (i) he is entering into this Agreement voluntarily and that his continued employment and role as President and Chief Executive Officer hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not violated, and in connection with his continued employment and role as President and Chief Executive Officer hereunder will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound, and (iii) in connection with his continued employment and role as President and Chief Executive Officer hereunder, he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

    Position and Duties.

      During the Employment Period, the Executive shall serve as President and Chief Executive Officer and shall, subject to the control of the Board of Directors (the "Board") and such supervisory powers given by the Board to the Chairman, if any, have general supervision, direction, and control of the business and the officers of the Company and shall report directly to the Board, and shall have such other duties consistent therewith as may be reasonably assigned to him from time to time by the Board. As soon as practicable upon commencement of the Employment Period, subject to the Company's ability to comply with independence requirements, the Executive shall be appointed as a member of the Board. During the Employment Period, all employees of the Company, except the Executive Chairman, shall report directly or indirectly to Executive.

      During the Employment Period, the Executive will devote all of his professional time to his duties for the Company; provided that the Executive shall not be precluded as a result from performing services for charitable, religious or community organizations to the extent that the performance of such services (i) does not impair or interfere with Executive's duties to the Company, and (ii) are disclosed and approved, if and as required by, and are performed in a manner consistent with, the Company's policies and procedures, including its Code of Business Conduct and Ethics, Employee Handbook, and Conflict of Interest Guidelines, applicable to the Company from time to time (collectively, the "Company Policies").

      The Executive shall at all times during the Employment Period comply with the Company Policies, except to the extent expressly agreed otherwise in writing by the Company.

    Compensation.

      Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $400,000, payable in equal increments on the 15th and last day of each calendar month, or if the 15th or last day of the calendar month falls on a weekend or federal holiday, then the business day immediately preceding the 15th or last day, as applicable. Following the 2010 fiscal year, the Annual Base Salary may be increased or decreased by the Board (or the Compensation Committee thereof) in its sole discretion, except that the Company may not reduce the Annual Base Salary below the amount set forth above without Executive's written consent, unless such reduction is a part of a Company-wide salary reduction and then only to the extent that the percentage rate of Executive's reduction is no more than the percentage rate of such Company-wide reduction.

      Bonus. During the Employment Period, the Executive shall be eligible for an annual bonus payment ("Bonus") of up to $400,000, as determined by the Company's Compensation Committee pursuant to the Company's existing policies regarding the payment of bonuses to executive officers. The Bonus shall be paid to the Executive on or before the date that is two and one-half months following the end of the Company's fiscal year to which the Bonus relates. Following the 2010 fiscal year, the Bonus may be increased or decreased by the Board (or the Compensation Committee thereof) in its sole discretion.

      Stock Options. Executive shall receive an initial grant of an option to purchase 700,000 shares of the Company's Common Stock ("Initial Grant") under the Company's 1999 Stock Option Plan, as amended ("Stock Option Plan"), which option shall be deemed granted and priced on the first business day of fiscal year 2010. The Initial Grant shall vest during the Employment Period on a four-year vesting schedule on a monthly basis, commencing on the effective date of the grant, in accordance with the Company's standard practices and reflected in the Company's standard grant documentation under the Stock Option Plan. Upon the termination of the Employment Period, the Executive shall have three months from the date of such termination to exercise the vested portion of his Initial Grant. The Executive may receive subsequent stock option or restricted stock grants from time to time beginning in fiscal year 2011 as determined by the Board (or the Compensation Committee thereof) in its sole discretion.

      Benefit Plans and Perquisites. During the Employment Period, the Executive shall be entitled to such benefits and other perquisites and terms and conditions of employment that taken as a whole are generally no less favorable than those made available to other executive officers of the Company.

      Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive in carrying out the Executive's duties under this Agreement in accordance with the Company Policies; provided that the Executive complies with the policies, practices and procedures of the Company with respect to the submission of expense reports, receipts, or similar documentation of such expenses.

      Indemnification. The Company agrees to defend and indemnify Executive against any liability that Executive incurs within the scope of his employment with the Company to the fullest extent permitted by the Company's articles and by-laws and applicable law. The Company agrees to provide Executive with any indemnity agreement and to cover Executive under any policy of directors and officers liability insurance during Executive's employment and after termination of employment, on terms and conditions that taken as a whole are generally no less favorable than those made available to other officers and directors, as applicable.

    Termination of Employment.

      Death or Disability. During the Employment Period, the Executive's employment shall terminate automatically upon the Executive's death, and may be terminated by the Company in the event of the Executive's "Disability," meaning his inability reasonably to perform his duties hereunder because of any physical, mental or legal disability (including sickness or an injunction or similar order or decree of a court of competent jurisdiction preventing or severely impairing the performance of his duties hereunder), for a total of 180 days (whether or not continuous and whether or not due to one or more disabilities) in any 12-month period. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.

      By the Company. The Company may terminate the Executive's employment at any time during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" means: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement; which breach is not cured within twenty (20) days after written notice to Executive from the Company, provided that the Company's obligation to provide a twenty day cure period shall only apply if the breach is curable; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which willful refusal to implement or follow is not cured within twenty (20) days after written notice to Executive from the Company, provided that the Company's obligation to provide a twenty day cure period shall only apply if the breach is curable; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. Prior to the date of any termination for Cause, the Board shall meet and the Executive shall have an opportunity to present to the Board any information relevant to the event constituting Cause, unless waived by Executive.

      Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason or without Good Reason. "Good Reason" shall mean a termination by the Executive of his employment with the Company following: (i) a change in Executive's position with Employer which materially reduces Executive's level of responsibility,; (ii) a material reduction in Executive's Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company and/or reductions set forth in paragraph 3(a) above; (iii) a relocation of Executive's principal place of employment by more than fifty (50) miles from the Company's current headquarters in Mountain View, California, unless consented to by Executive; or (iv) the Company commits a material breach of this Agreement, including the failure of the Company to assign this Agreement to a successor to the Company or its assets as set forth in Section 13(b).

      Notwithstanding the foregoing, prior to terminating his employment for Good Reason, the Executive must deliver notice (the "Good Reason Notice") to the Company of his intention to so terminate his employment, which Good Reason Notice shall specify in reasonable detail the circumstances claimed to give rise to the Executive's right to terminate his employment for Good Reason and shall be delivered to the Company not more than 90 days following the occurrence of the event(s) giving rise to such circumstances. Following receipt of the Good Reason Notice, the Company shall be entitled to a 30-day cure period (the "Company Cure Period"). Upon expiration of the Company Cure Period, if the circumstances giving rise to the Executive's right to terminate his employment for Good Reason have not been remedied, then the Executive may thereupon deliver to the Company a Notice of Termination as contemplated under Section 4(e) below, provided that the termination of employment must occur within six (6) months of the initial occurrence of the event(s) constituting Good Reason

      Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Employment Period shall be communicated by written notice (the "Notice of Termination") to the other party hereto. Any such Notice of Termination shall: (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable (and not otherwise contained in a Good Reason Notice previously delivered), set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of the Notice of Termination, specify the Date of Termination.

      Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company, the date of Executive's receipt of the Notice of Termination or any later date specified therein; (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the date of the determination of the Executive's Disability, as the case may be; (iii) if the Executive's employment is terminated by the Executive for Good Reason, the date of the Company's receipt of the Notice of Termination; and (iv) if the Executive's employment is terminated by the Executive without Good Reason, the date specified in such Notice of Termination, which date must be at least 30 days from the date of such Notice of Termination. If the Company delivers a Notice of Termination it may require the Executive to take any accrued vacation time during the time prior to a later specified Date of Termination.

    Obligations of the Company upon Termination.

      Termination for Any Reason. If the Executive's employment terminates during the Employment Period for any reason, the Executive (or his estate or legal representative) shall be entitled to any earned but unpaid salary through the Date of Termination, pay for any accrued but unused vacation, and vested benefits under any Company-provided employee benefit or compensation plan.

      Termination by the Company Without Cause; Termination by the Executive for Good Reason; Termination as a Result of Executive's Death or Disability. If, during the Term: (i) the Company terminates the Executive's employment other than for Cause; (ii) the Executive terminates his employment for Good Reason; or (iii) the Executive's employment is terminated as a result of Executive's death or Disability, then in addition to the amounts provided in Section 5(a) above, but subject to Sections 5(c), 7, 12, and 14:

      the Company shall make payments to the Executive at a rate equal to the Executive's Annual Base Salary then in effect, in equal monthly installments for the period commencing on the first day of the month following the Date of Termination and ending 18 months after the Date of Termination (the "Severance Period"); provided that any such payments shall be reduced, on a dollar for dollar basis, by the cash compensation earned during the Severance Period by Executive from any other employment or consulting engagements; and, the Executive and the Executive's eligible dependents will continue to be eligible to participate in the Company's medical, prescription drug, vision and dental benefit plans (subject to the Executive, his spouse, or his dependents, as applicable, making timely election for continued coverage and continuing to make any required contributions to such plans), with reimbursement by the Company to the same extent that the Company pays for part or all of other employees', spouses', or dependents' participation in such plans, through the lesser of either (A) the California COBRA period or (B) the Severance Period; provided that such continued benefits shall be reduced if the Executive (or if the Executive has died, his spouse or a dependent) becomes eligible for comparable benefits from a subsequent employer.

      Change in Control. In the event Executive enters into a separate agreement regarding severance benefits resulting from a change in control of the ownership of the Company ("CIC Agreement"), and Executive's employment with the successor to the Company is terminated under the terms of such CIC Agreement, any severance benefits resulting from such termination shall be governed by the CIC Agreement to the extent they are more favorable to the Executive than the severance benefits contained in this Agreement. Benefits to which Executive is entitled under a CIC Agreement shall be in LIEU OF AND NOT ADDITIONAL TO severance benefits contained in Section 5(b) above.

    Confidential Information. The Executive acknowledges and agrees that all nonpublic information concerning the business of the Company or any of its affiliates, including, without limitation, information relating to their products, customers, customer lists, employees, employee lists, pricing, trade secrets, patents, business methods and cost data, business plans and strategies (collectively, the "Confidential Information"), is and shall remain the property of the Company or its affiliates, as applicable. The Executive recognizes and agrees that all of the Confidential Information, whether developed by the Executive or made available to the Executive is a unique asset of the business of the Company or its affiliate, as applicable, the disclosure of which would be damaging to the Company or its affiliate; provided, that Confidential Information does not include: (a) information that is generally known to the public, subject to the last sentence of this Section 6, (b) information already properly in the Executive's possession on a non-confidential basis from a source other than the Company or its affiliates, which source, to the Executive's knowledge, is not prohibited from disclosing such information by a legal, contractual or other obligation of confidentiality to the Company or its affiliates, or (c) information that can be demonstrated by the Executive to have been independently developed by the Executive without the benefit of confidential information from the Company or its affiliates, Accordingly, the Executive agrees to hold such Confidential Information in a fiduciary capacity for the benefit of the Company. The Executive agrees that he will not directly or indirectly, disclose to any person or entity any Confidential Information, other than information described in clauses (a), (b) and (c) above, except as may be required in the ordinary course of business of the Company (in which case due consideration shall be given to whether or not an agreement of confidentiality by the prospective receiving party should be or has been obtained) or as may be required by law. If disclosure of any Confidential Information is requested or required by legal process, civil investigative demand, formal or informal governmental investigation or otherwise, the Executive agrees (y) to notify the Company promptly in writing so that the Company or its affiliate, as applicable, may seek a protective order or other appropriate remedy, and to cooperate fully with the Company or its affiliate in its efforts to obtain such a protective order or other appropriate remedy, and (z) if no such protective order or other appropriate remedy is obtained, to furnish only that portion of the Confidential Information that the Executive is legally required to disclose, if time permits given the circumstances under which the disclosure must be made according to the written advice of legal counsel and otherwise as reasonably determined. Promptly upon the termination of the Employment Period for any reason, the Executive shall return to the Company any and all documents, memoranda, drawings, notes and other papers and items (including all copies thereof, whether electronic or otherwise) embodying any Confidential Information which are in the possession or control of the Executive. Information concerning the business of the Company or any of its affiliates that becomes public as a result of the Executive's breach of this Section 6 shall be treated as Confidential Information under this Section 6.

    Non-Interference. Executive acknowledges that, (a) in his capacity as Senior Vice President, Worldwide Sales of the Company, he helped develop, and was exposed to, Confidential Information, and (b) in his capacity as a President and Chief Executive Officer of the Company, he may help to develop, and will be exposed to, Confidential Information during the Employment Period, and that use or disclosure of such Confidential Information in breach of this Agreement would be extremely difficult to detect or prove. Executive also acknowledges that the Company's relationships with its employees, customers, suppliers, affiliates and other business partners are valuable business assets and trade secrets and that the following restrictions are necessary to protect the Company's trade secrets. To forestall any use or disclosure of Confidential Information in breach of this Agreement, Executive agrees that during the Employment Period and for a two-year period thereafter, Executive shall not, for himself or any third party, directly or indirectly, (y) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (z) divert or attempt to divert from the Company (or any affiliate) any business with any of its customers, suppliers, affiliates or other business partners about whom Executive has obtained Confidential Information in his capacity as Senior Vice President, Worldwide Sales or President and Chief Executive Officer, by using the Company's Confidential Information or by otherwise engaging in conduct that amounts to unfair competition. Further, Executive agrees that during the Employment Period, Executive shall not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or serve as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise use or permit Executive's name to be used in connection with, any business or enterprise (other than as the holder of not more than 1% of the total outstanding stock of a publicly-traded company) that conducts business in any state in the United States in which the Company conducts business during the Employment Period that is engaged in the business of online payment processing.

    Ownership of Developments.

      Developments. The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Period (collectively "Developments"); provided that the Company shall not own Developments for which no equipment, supplies, facility or trade secret information of the Company or any of its affiliates was used and which were developed entirely on the Executive's time, and (i) which do not relate (A) to the business of the Company or its affiliates or (B) to the Company's or its affiliates' actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by the Executive for the Company or its affiliates. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Period. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

      Moral Rights. To the extent allowed by law, subsection (a) above includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights"). To the extent the Executive retains any such Moral Rights under applicable law, the Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights. The Executive will confirm any such waivers and consents from time to time as requested by the Company.

    Mutual Non-Disparagement. During the Employment Period and thereafter, neither the Executive nor the senior executive officers and directors of the Company shall in a public forum (including but not limited to the Internet, lectures, to the media, published material, to analysts or in comparable forums) criticize, denigrate or speak adversely of the Executive, Company or any of its affiliates or any of its or its affiliates' directors, officers, or employees, except to the extent required by law and then only after consultation with the Company.

    Property of the Company. The Executive acknowledges that from time to time in the course of providing services pursuant to this Employment Agreement, he will or may have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates, including Confidential Information. The Executive hereby agrees that such property shall remain the exclusive property of the Company and its affiliates and shall be returned to the Company upon the termination of his employment.

    Intangible Assets. The Executive shall not at any time have or claim any right, title or interest in any trade name, trademark, copyright or other similar rights belonging to or used by the Company or its affiliates and shall not have or claim any rights, title or interest in any material or matter of any sort prepared for or used in connection with the business of the Company or its affiliates or promotion of the Company or its affiliates, whether produced, prepared or published in whole or in part by the Executive.

    Release. The Executive acknowledges and agrees that no payments shall be made to the Executive pursuant to Section 05(b)(i) of this Agreement unless and until the Executive enters into a mutually agreeable general release of all claims against the Company (the "Release Agreement") and its affiliates, such release to provide that the Executive acknowledges that all such payments, if made in accordance with the terms of this Agreement, shall constitute complete satisfaction of all obligations owed by the Company to the Executive in connection with the Executive's employment and shall further constitute the Executive's sole remedy against the Company with respect to such employment.

    Successors.

      This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive except that Executive may assign obligations due him pursuant hereto by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided that the Company may not assign this Agreement except to an affiliate of the Company (although such an assignment will not relieve the Company of its obligations under this Agreement) or in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation.

    Tax Determinations.

      Section 280G.

      In the event that any severance and other benefits provided to or for the benefit of Executive or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (including, but not limited to, the Stock Option Plan) (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the "Change in Control Arrangements") constitute "parachute payments" within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") (such severance and other benefits being referred to herein as the "Payments"), the Company will provide Executive with a computation of (A) the maximum amount of "Payments" that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the "Capped Amount"); (B) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the "Uncapped Payments"); (C) the dollar amount of excise tax (if any) which Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the "Excise Tax Amount"); and (D) the net value of the Uncapped Payments after reduction by (1) the Excise Tax Amount, (2) the estimated income taxes payable by Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that Executive is paying the highest marginal tax rate for state, local and federal income taxes, and (3) the estimated hospital insurance taxes payable by Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3111(b) (the "Net Uncapped Amount").

      If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If Executive receives the Uncapped Payments, then Executive shall be solely responsible for the payment of all income and excise taxes due from Executive and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes.

      Unless the Company and Executive otherwise agree in writing, any determination required under this Section 14 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 14. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 14.

      Section 409A. This Agreement is intended to comply with Section 409A of the Code (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. Executive acknowledges that the Company, in the exercise of its sole discretion and without the consent of Executive, (A) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance; (B) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "key employees" of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which Executive would otherwise be entitled during the six-month period following Executive's termination of employment will be paid in a lump sum on the first business day following the expiration of such six-month period (or the date of Executive's death if earlier); and (C) shall pay any severance benefits subject to Section 409A only upon a "separation of service" as defined by Section 409A. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall, to the extent allowable by law, have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder). It is the intent of the parties that a termination by the Company without Cause or a termination by Executive for Good Reason shall constitute an involuntary separation of service under Section 409A and that any severance payments and benefits under this Agreement, shall, to the extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception under Section 409A, and any ambiguities will be interpreted to so comply. Each severance payment and benefit and each installment of a severance payment or benefit shall be deemed a separate payment for the purposes of Section 409A.

    Miscellaneous.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to its conflict of law rules.

      This Agreement, including any Exhibits attached hereto, is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by the Company as of January 1, 2010, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Exhibits attached hereto). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive's duties, position, or compensation will not affect the validity or scope of this Agreement.

      It is hereby mutually agreed between the Executive and the Company that any and all disputes between them, including, but not limited to, disputes arising out of or relating to the Executive's employment or the termination of the Executive's employment, will be subject to resolution only through final and binding arbitration in accordance with the then applicable employment arbitration rules and procedures of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), as modified by applicable law and the terms of this Agreement. JAMS' current employment arbitration rules and procedures are available at www.jamsadr.com/rules/arbitration-rules.asp. The claims covered by this Agreement include, but are not limited to: contract claims; tort claims; wrongful termination claims; claims of discrimination, harassment or retaliation; wage claims; and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

        Nothing in this Agreement is intended to prohibit the Executive from filing a claim or communicating with the United States Equal Employment Opportunity Commission ("EEOC") or the California Department of Fair Employment and Housing ("DFEH"), or from pursuing any claim that cannot, as a matter of law, be the subject of a prospective arbitration agreement. There are time limitations for filing a claim with the EEOC and the DFEH. This is not intended to provide legal advice; however, in most cases, in order to pursue a claim with the EEOC for discrimination under the federal civil rights laws, employees must file their claims within 300 days of the last act of discrimination, and in order to pursue a claim with the DFEH under the California Fair Employment and Housing Act, employees must file, in most circumstances, within one year of the alleged unlawful practice.

        A demand for arbitration giving notice of any claim sought to be arbitrated must be filed with JAMS within the limitations period established by applicable state law, or if the dispute raises issues that would support federal jurisdiction, by applicable federal law. A neutral arbitrator will conduct the arbitration and will be selected in accordance with JAMS' employment arbitration rules and procedures. The arbitration generally will take place in the city where the Executive was last employed by the Company. The Executive may initiate arbitration in the city where the Executive resides at the time of the request for arbitration; provided, however, that the Executive resides in a state where the Company maintains an office and the arbitrator has the authority to consider a motion by either party to change the venue of the arbitration and/or arbitration proceedings. The arbitrator has authority to resolve all or portions of the dispute through a summary judgment motion and related proceeding(s). The arbitrator must allow the parties discovery sufficient to adequately arbitrate their claims and defenses, even if JAMS rules and procedures are more restrictive. The arbitrator must render a written arbitration decision that reveals the essential findings and conclusions on which the decision is based. A party's right to appeal the decision is limited to grounds provided under applicable state law or, if the dispute raises issues that would support federal jurisdiction, under applicable federal law.

        In no event will the Executive be required to pay administrative fees in excess of the fees (if any) which would have been incurred by the Executive had the dispute(s) arbitrated under this Agreement been litigated in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court. The Company will be responsible for all administrative fees exceeding such amount. The Company also will be responsible for paying the arbitrator's hourly fees. The types of costs (as limited herein) for which the Executive may be responsible include, without limitation, filing fees, deposition costs, service of process costs, witness fees, and transcript costs. The prevailing party in the arbitration is entitled to recover such actual costs that the prevailing party would be entitled to recover in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court.

        The arbitrator has authority to order all remedies, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions, that would be available to the parties if the dispute between them was litigated in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court. Attorneys' fees may be recovered by either party when authorized by contract, statute, or other law. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees (including expert fees) and legal costs as determined by the court or arbitrator in any such action. In statutory claims of discrimination, the arbitrator may award reasonable attorneys' fees (including expert fees) to either party as the prevailing party if it would be entitled to recover such fees in accordance with applicable legal standards in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court. Any such award against the employee must comply with the legal standards in Christianburg Garment Co. v. EEOC, 434 U.S. 412 (1978).

        THE EXECUTIVE AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR LEGAL RIGHTS TO HAVE DISPUTES BETWEEN THEM DECIDED BY A COURT OR PRESENTED TO A JURY.

      The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service (e.g., UPS or Federal Express), shipping costs paid or to be paid by the sender, addressed as follows:

      If to the Executive:

      _____________________

      _____________________

      _____________________

      Attention:

      with a copy to:

      _____________________

      _____________________

      _____________________

      Attention:

      If to the Company:

      CyberSource Corporation

      1295 Charleston Road

      Mountain View, CA 94043

      Attention: David J. Kim, Vice President, General Counsel & Secretary

      with a copy to:

      Reed Smith LLP

      1510 Page Mill Road, Suite 110

      Palo Alto, CA 94304

      Attention: Richard Scudellari

      or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications shall be effective when actually received by the addressee.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law; provided further that, in the event that any arbitrator or court of competent jurisdiction shall finally hold that any of or that any provision(s) of Sections 6, 7, 8 or 9 hereof is or are void or constitute(s) an unreasonable restriction against the Executive, such Section or the offending provision(s) of such section shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

      Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

      The Executive's, the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

      Each party to this Agreement was represented by counsel in this matter. Each party acknowledges and agrees that this Agreement shall not be construed against any party as the primary drafter. Without limiting the forgoing, the Executive hereby acknowledges and agrees that Reed Smith LLP, has not been engaged to represent the Executive in connection with this Agreement.

      This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

      It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS HEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its behalf, all as of the day and year first above written.

CYBERSOURCE CORPORATION	EXECUTIVE
By: William S. McKiernan Chairman and Chief Executive Officer	By: Michael A. Walsh